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                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                                                     Exhibit 5.1

                                                  April 29, 1999


Cyberonics, Inc.
16511 Space Center Blvd., Suite 600
Houston, TX 77058

        RE: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 29, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares of your Common Stock (the "Shares") reserved for issuance under the Amended and Restated 1996 Stock Option Plan (the "1996 Plan"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1996 Plan.

        It is our opinion that, when issued and sold in the manner described in the 1996 Plan, and pursuant to the agreements which accompany each grant under the 1996 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.